Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY ANNOUNCES YEAR-END BACKLOG OF $232 MILLION, UP 65% FROM
PRIOR YEAR-END

HOUSTON, TX — February 16, 2005 – Sterling Construction Company, Inc. (AMEX: STV), (“Sterling” or the “Company”), today announced that it closed 2004 with a record backlog of $232 million, up 65% from the level of $141 million one year earlier.

Joseph P. Harper, Sterling’s President & COO noted, “Beyond the record backlog, we can point to a number of important accomplishments. Sterling is successfully competing for and working on much larger multi-year jobs, including our largest ever award of $58.5 million from the Texas Department of Transportation, which runs through 2007. We also measure success in terms of geographic expansion and this is quite evident from the growing number of contract wins in the Dallas and San Antonio areas. With the size and duration of our contract backlog, we are better able to schedule and execute jobs in the most cost-efficient way possible.”

Patrick Manning, Chairman noted, “The bidding climate in Texas remains very strong with a positive outlook for the future, including new funding of $21 billion over ten years that has been authorized for important civil construction projects in general and highway work under Texas’s Statewide Mobility Program. We have the know-how and equipment to compete for larger, more complicated jobs in support of a broad range of highway, bridge, water and sewer projects.”

Management also reported that it plans to release fourth quarter and year-end results during the week of March 21st and will conduct a conference call to discuss Sterling’s financial performance and the outlook for the Company. When the date and conference call details are finalized, a news release will be issued.

Sterling, through its wholly-owned subsidiary Sterling Houston Holdings, Inc., (the “Construction Segment”) is primarily a heavy civil construction company that specializes in municipal and state highway contracts for paving, bridge, water and sewer and light rail projects. Sterling also operates Steel City Products, Inc. (the “Distribution Segment”), a wholesale distributor based in Pittsburgh, Pennsylvania.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Maarten Hemsley, 781-934-2219	The Equity Group Inc.
or	Linda Latman 212-836-9609
Joseph Harper, 281-821-9091	Rob Greenberg 212-836-9611